Exhibit 21.1

List of Subsidiaries of Sabine Oil & Gas Corporation

Sabine Oil & Gas Finance Corporation

Sabine South Texas LLC

Sabine South Texas Gathering LLC

Sabine East Texas Basin LLC

Sabine Mid-Continent LLC

Giant Gas Gathering LLC

Sabine Mid-Continent Gathering LLC

Sabine Williston Basin LLC

Sabine Bear Paw Basin LLC

Lantern Drilling Company

New Forest Oil Inc.

Forest Oil Merger Sub Inc.

Forest Texas Gathering Company